EXHIBIT 99.1

First Northern Community Bancorp Reports First Quarter 2024
Net Income of $4.3 Million
For immediate release
Dixon, Calif., April 29, 2024 — First Northern Community Bancorp (the “Company”, OTCQX: FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today reported net income of $4.3 million, or $0.28 per diluted share, for the three months ended March 31, 2024, down 22.1% compared to net income of $5.5 million, or $0.36 per diluted share, for the three months ended March 31, 2023.
Net income for the three months ended March 31, 2023, included the bargain purchase gain resulting from our acquisition of three branches completed in the first quarter of 2023. On an after-tax basis, the bargain purchase gain contributed $1.0 million to net income for the three months ended March 31, 2023, or $0.07 per share.
Total assets as of March 31, 2024, were $1.89 billion, a decrease of $16.2 million, or 0.9%, compared to March 31, 2023. Total deposits as of March 31, 2024, were $1.71 billion, a decrease of $42.2 million, or 2.4%, compared to March 31, 2023. Total net loans (including loans held-for-sale) as of March 31, 2024, were $1.05 billion, an increase of $72.7 million, or 7.5%, compared to total net loans (including loans held-for-sale) of $974.6 million as of March 31, 2023. The increase in net loans was primarily driven by growth in commercial real estate, residential mortgage and commercial loans partially offset by net reductions in agricultural loans.
The Company continued to be “well capitalized” under regulatory definitions, exceeding the 10% total risk-based capital ratio threshold as of March 31, 2024.
Commenting on the Company’s financial results, First Northern’s President & Chief Executive Officer Jeremiah Smith stated, “We are pleased with our performance in the first quarter with average loans increasing by 8.8% which drove an increase in interest income on loans of 18.4% compared to the same period last year. We continued to effectively manage our overall cost of deposits with 44% of our quarterly average funding derived from non-interest-bearing transaction accounts enabling the Company to keep our cost of funds at a remarkably low 0.76% for the quarter. Our focus on improving operating efficiency continues, resulting in a year-over-year decrease in total non-interest expenses, despite an inflationary environment, primarily attributed to a 2.0% decline in salaries and benefits expense compared to the same period in 2023. We remain committed to improving shareholder value, and as of March 31, 2024, our book value per share rose to $10.44, largely due to earnings retention.”

On March 25, 2024, the Company paid a 5% stock dividend to all shareholders of record as of February 29, 2024. (Per share data in this press release has been adjusted for this stock dividend.)
FINANCIAL HIGHLIGHTS
As of March 31, 2024 (Unaudited)
(thousands)

ASSETS
Cash and Cash Equivalents	$186,909
Investment Securities	558,441
Total Loans (including loans held-for-sale)	1,047,296
Other Assets	94,478
Total Assets	1,887,124

LIABILITIES AND CAPITAL
Total Deposits	1,708,872
Other Liabilities	15,903
Stockholders’ Equity	162,349
Total Liabilities and Capital	1,887,124

CONSOLIDATED INCOME STATEMENT (YTD)
Interest Income	18,543
Interest Expense	(3,181)
Net Interest Income	15,362
Recapture of Provision for Credit Losses	300
Non-interest Income	1,507
Non-interest Expense	(11,227)
Provision for Income Tax	(1,666)
Net Income	4,276

OTHER
Book Value per Share	10.44
Basic Income per Share (Year-to-date)	0.28
Diluted Income per Share (Year-to-date)	0.28
Consolidated ROAA (Year-to-date)	0.92%
Consolidated ROAE (Year-to-date)	10.69%

About First Northern Bank
First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, Colusa, Glenn, and Contra Costa Counties, as well as the west slope of El Dorado County. Experts are available in small-business, commercial, real estate and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Real estate mortgage and small-business loan officers are available by appointment at any of the Bank’s 14 branches, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn, Rancho Cordova, Colusa, Willows, and Orland. The Bank also has a commercial lending office in Walnut Creek. Non-FDIC insured Investment and Brokerage Services are also available at every branch location. First Northern Bank is rated as a Veribanc “Green-3 Star” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended December 31, 2023 (www.veribanc.com) and (www.bauerfinancial.com). For additional information, please visit thatsmybank.com or call (707) 678-7742. Member FDIC. Equal Housing Lender.
Forward-Looking Statements
This press release and other public statements may include certain “forward-looking statements” about First Northern Community Bancorp and its subsidiaries (the “Company”). These forward-looking statements are based on management’s current expectations, including but not limited to statements about the Company’s performance and strategic initiative, and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, and any reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

Contact:
Jeremiah Z. Smith
President & Chief Executive Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
(707) 678-3041